REPORT OF INDEPENDENT AUDITORS

   To the Shareholders and Board of Directors
   Peoples Bancorp of Worcester, Inc.

   We have audited the accompanying consolidated balance sheets of Peoples Bancorp of Worcester, Inc. as of December 31, 1993 and 1992, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Peoples Bancorp of Worcester, Inc. at December 31, 1993 and 1992, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.

     As discussed in Notes 1 and 13 to the consolidated financial statements, the Company changed its method of accounting for investments and income taxes in 1993 and 1992, respectively.

   /s/ Ernst & Young

   Worcester, Massachusetts
   January 20, 1994


CONSOLIDATED BALANCE SHEETS

Dollars in Thousands
December 31,                                             1993       1992

Assets

Cash and due from banks                                $ 19,406  $ 19,008
Federal funds sold                                        4,000    16,000

Certificates of deposit                                  12,168     2,217

Mortgage-backed securities held for sale
  (Market value $254,052) (Note 4)                           --   247,384
Investment securities
  (Market value $153,313) (Note 4)                           --   152,249

Available-for-sale securities, at market
  (Note 4)                                              298,289        --
Held-to-maturity securities
  (Market value $70,144) (Note 4)                        70,174        --

Investment in nonmarketable equity
  securities (Note 4)                                     8,827        --

Loans (Note 5)                                          461,518   475,473
Unearned income                                            (793)   (1,399)

Reserve for possible loan losses (Note 15)               (5,567)   (5,106)
     Total net loans                                    455,158   468,968

Premises and equipment (Note 3)                          10,033    11,173

Accrued interest receivable                               4,435     5,236
Other assets (Notes 2, 7 and 13)                          8,649     9,971

                                                       $891,139  $932,206
Liabilities

Deposits (Note 6)

  Noninterest-bearing                                  $ 33,979  $ 31,292
  Savings                                               482,276   498,569

  Time                                                  261,128   299,305
     Total deposits                                     777,383   829,166

Escrow funds                                                850       865

Other liabilities (Note 11)                               6,610     5,919
     Total liabilities                                  784,843   835,950

Commitments and contingencies (Note 14)                      --        --


CONSOLIDATED BALANCE SHEETS (continued)

Dollars in Thousands
December 31,                                             1993       1992

Stockholders' Equity (Notes 2, 9 and 10)

Serial preferred stock, $0.10 par value
  per share; 1,000,000 shares authorized,
  none issued                                                --        --
Common stock, $0.10 par value per share;
  10,000,000 shares authorized, 3,338,698
  and 3,300,000 issued                                      334       330

Additional paid-in capital                               39,924    39,303

Unrealized gains (Note 1)                                 2,782        --
Retained earnings                                        63,256    56,880

Treasury stock, at cost (12,768 shares at
  December 31, 1992)                                         --      (257)
     Total stockholders' equity                         106,296    96,256

                                                       $891,139  $932,206

See accompanying notes.


CONSOLIDATED STATEMENTS OF INCOME

Dollars in Thousands,
Except Per Share Data
Years Ended December 31,                    1993        1992       1991

Interest income:

  Loans, including fees                 $  36,267   $  40,442 $  48,581
  Due from FDIC                                --          --        12

  Investment securities                     5,199       6,654     8,676

  Certificates of deposit                     132          90     1,123
  Federal funds sold                          436         442       711

  Mortgage-backed securities               17,620      21,673    21,679
     Total interest income                 59,654      69,301    80,782

Interest expense:
  Deposits                                 22,415      32,694    47,441

  Other                                         7           9        14
     Total interest expense                22,422      32,703    47,455

Net interest income                        37,232      36,598    33,327

Provision for possible loan losses          1,000       2,100     1,920
Net interest income after provision
  for possible loan losses                 36,232      34,498    31,407


Noninterest income:

  Net gains on sales of securities
   (Note 4)                                 3,092       4,786     1,757

  Net gains from sales of loans               585         271       181
  Fee income from loan servicing              311         327       346

  Deposit fees                              1,966       2,077     2,199
  Other                                     1,078       1,084       980

     Total noninterest income               7,032       8,545     5,463




CONSOLIDATED STATEMENTS OF INCOME (continued)

Dollars in Thousands,
Except Per Share Data
Years Ended December 31,                    1993        1992       1991

Noninterest expense:

  Salaries and wages                        9,551       9,214     9,310
  Employee benefits (Note 11)               2,577       2,682     3,406

  Occupancy (Note 3)                        2,758       4,105     2,695

  Furniture and equipment                   1,263       1,286     1,718
  FDIC insurance                            1,857       1,915     1,744

  General and administrative (Note 7)       6,510       7,297     7,344
     Total noninterest expense             24,516      26,499    26,217

Income before income taxes                 18,748      16,544    10,653

Income taxes (Note 13)                      7,961       7,054     4,713
Income before extraordinary item and
  cumulative effect of change in
  accounting principle                     10,787       9,490     5,940

Extraordinary item (Note 12)                   --          --     1,287
Cumulative effect of change in
  accounting principle (Note 13)               --       1,544        --

Net income                              $  10,787    $ 11,034 $   7,227

Primary and fully diluted earnings
    per share:

  Weighted-average shares
    outstanding                         3,387,622   3,046,978 2,740,597
  Operating income                          $3.18       $3.11     $2.17

  Extraordinary income                         --          --      0.47

  Cumulative effect of change in
    accounting principle                       --        0.51        --
  Net income                                $3.18       $3.62     $2.64

See accompanying notes.

   CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
   Dollars in Thousands               Additional
   Years Ended December 31,  Common      Paid-in    Unrealized     Retained     Treasury
   1993, 1992 and 1991        Stock      Capital         Gains     Earnings        Stock     Total

Balance, January 1, 1991       $330      $38,102         $  --      $45,839     $(13,147) $ 71,124

Net income                       --           --            --        7,227           --     7,227
Cash dividends declared
  ($1.25 per share)              --           --            --       (3,350)          --    (3,350)

Stock options exercised,
  56,554 shares                  --         (357)           --           --        1,075       718

Tax benefits of stock
  options exercised              --           59            --           --           --        59
Balance, December 31, 1991      330       37,804            --       49,716      (12,072)   75,778

Net income                       --           --            --       11,034           --    11,034
Cash dividends declared
  ($1.29 per share)              --           --            --       (3,870)          --    (3,870)

Stock options exercised,
  51,275 shares                  --         (324)           --           --          988       664

Tax benefits of stock
  options exercised              --          126            --           --           --       126
Stock issuance,
  540,000 shares                 --        1,697            --           --       10,827    12,524

Balance, December 31, 1992      330       39,303            --       56,880         (257)   96,256
Net income                       --           --            --       10,787           --    10,787

Cash dividends declared
  ($1.33 per share)              --           --            --       (4,411)          --    (4,411)

Stock options exercised,
  51,466 shares                   4          422            --           --          257       683

Tax benefits of stock
  options exercised              --          199            --           --           --       199

Adjustment to ending
  balance for change in
  accounting principle,
  net of income taxes of
  $2,112                         --           --         2,782           --           --     2,782

Balance, December 31, 1993     $334      $39,924        $2,782      $63,256      $    --  $106,296

   See accompanying notes.


   CONSOLIDATED STATEMENTS OF CASH FLOWS
   In Thousands
   Years Ended December 31,               1993         1992        1991

   Increase (decrease) in cash and
   cash equivalents:

   Cash flows from operating activities:
Interest received                        $ 59,794     $ 72,363   $ 81,442

Fees received                               3,355        3,488      3,515

Interest paid                             (22,422)     (32,703)   (47,455)
Income taxes paid, net                     (9,545)      (8,560)    (5,559)

Cash paid to suppliers
  and employees                           (21,770)     (24,774)   (21,672)
   Net cash provided by
     operating activities                   9,412        9,814     10,271

   Cash flows from investing activities:

Proceeds from sales of securities
  (Note 4)                                143,930      182,161     46,603
Purchases of investment securities       (520,441)    (477,451)  (303,293)

Proceeds from maturities of
  investment securities                   323,906      236,577    170,692
Principal collected on investment
  securities                               73,007       56,916     28,351

Net (increase) decrease in federal
  funds sold                               12,000       (4,725)    (2,275)

Purchases of premises and equipment          (185)      (1,182)    (1,095)
New loans made to customers              (183,361)    (172,924)   (99,596)

Payments and payoffs received
  on loans                                163,629      152,392    112,036
Decrease in due from FDIC                      --           --        289

Proceeds from loans sold                   33,977       29,967      5,614

   Net cash provided by (used in)
     investing activities                  46,462        1,731    (42,674)

   Cash flows from financing activities:

Net increase (decrease) in demand
  deposits and savings accounts           (13,606)      50,339     59,248
Net increase (decrease) in customer
  escrow accounts                             (15)          25       (101)

Proceeds from new and maturing
  time deposits                           322,971      380,186    480,827

Payments for maturing and closed
  time deposits                          (361,148)    (448,856)  (497,276)
Net payment on sale of branches                --           --     (8,138)

Net proceeds from stock issuance               --       12,524         --

Stock options exercised                       683          664        718
Cash dividends paid                        (4,361)      (3,648)    (3,305)

   Net cash provided by (used in)
     financing activities                 (55,476)      (8,766)    31,973

   Net increase (decrease) in cash
and cash equivalents                          398        2,779       (430)
   Cash and cash equivalents at
beginning of year                          19,008       16,229     16,659

   Cash and cash equivalents at
end of year                              $ 19,406     $ 19,008   $ 16,229


   Reconciliation of net income to net cash provided by operating activities:

   Net income                              $10,787      $11,034     $7,227
   Adjustments to reconcile net income
to net cash provided by operating
activities:

Extraordinary item (Note 12)                   --           --     (1,287)
Provision for possible loan losses          1,000        2,100      1,920

Depreciation and amortization               1,938        1,958      2,285

Write-downs of banking premises
  and other assets (Note 3)                   450        1,804         --
Cumulative effect of change in
  accounting principle (Note 13)               --       (1,544)        --

Deferred income tax benefit                (1,771)        (344)    (1,182)
Net gains on investments (Note 4)          (3,092)      (4,786)    (1,757)

Net gains from sales of loans                (585)        (271)      (181)

Amortization of premium on investment
  securities, net of accretion                (24)         618        694
Accretion of discount on loans,
  net of premium                             (444)        (323)      (212)

Effect of FAS 91                             (407)        (474)      (541)
Increase in dividends payable                 (50)        (222)       (45)

Decrease in accrued interest receivable       801        2,907        433

Decrease (increase) in other assets           (81)         197       (725)
Increase (decrease) in other
  liabilities                                 890       (2,840)     3,642

   Total adjustments                       (1,375)      (1,220)     3,044
Net cash provided by operating
  activities                              $ 9,412      $ 9,814    $10,271

   Supplemental information:
Foreclosure of loans                      $ 2,232      $ 2,057    $ 3,739

Loans made to facilitate the sale
  of OREO                                 $   408      $   800    $ 1,011

   See accompanying notes.


NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION: The consolidated financial statements include the accounts of Peoples Bancorp of Worcester, Inc. ("Bancorp") and its subsidiaries, including its principal subsidiary, Peoples Savings Bank (the "Bank"). In the Parent Company Statements, the investment in subsidiary is accounted for by the equity method (see Note 18). All material intercompany transactions are eliminated in consolidation.

INVESTMENTS: In May of 1993, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("FAS 115"). This statement addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. Those investments are to be classified in three categories and accounted for as follows:

  Debt securities that Bancorp has the positive intent and ability to hold to maturity will be classified as "held-to-maturity securities" and reported at amortized cost.

  Debt and equity securities that are bought and held principally for the purpose of selling them in the near term will be classified as "trading securities" and reported at fair value, with unrealized gains and losses included in earnings.

  Debt and equity securities not classified as either held-to-maturity securities or trading securities will be classified as "available-for-sale securities" and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity.

  As permitted under FAS 115, Bancorp has elected to adopt the provisions of the new standard as of December 31, 1993. In accordance with FAS 115, prior period financial statements have not been restated to reflect the change in accounting principle. Bancorp does not currently own any securities that would be required to be classified as trading securities; however, mortgage-backed securities with an amortized cost of $259,556,000 and a market value of $263,934,000, marketable equity securities with a cost of $1,768,000 and a market value of $2,503,000, and certain adjustable-rate federal agency obligations with an amortized cost of $32,071,000 and a market value of $31,852,000, were reclassified at December 31, 1993 as available-for-sale securities. Debt securities with a book value of $70,174,000 and a market value of $70,144,000 were reclassified at December 31, 1993 to held-to-maturity securities. The $4,894,000 of net unrealized gains on available-for-sale securities, less a $2,112,000 reduction in the deferred tax asset account, was added to stockholders' equity and recorded as a change in accounting principle to reflect the net unrealized holding gain on securities classified as available-for-sale previously carried at amortized cost or the lower of amortized cost or market.

  The amortized cost of debt securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-backed securities, over the estimated life of the security. Such amortization is included in interest income from investments. Interest and dividends are included in interest income from investments. Realized gains and losses, and declines in value judged to be other than temporary, are included in net securities gains (losses). The cost of securities sold is based on the specific identification method.


  Prior to December 31, 1993, mortgage-backed securities were classified as held-for-sale and were carried at the lower of cost, adjusted for the amortization of premiums and accretion of discounts, or market, on an aggregate basis. These securities represent mortgage-backed securities that management may sell based upon an assessment of changes in economic or financial market conditions, interest-rate risk and Bancorp's financial position and liquidity. Mortgage-backed securities consist primarily of instruments guaranteed by the Government National Mortgage Association ("GNMA") or insured by the Federal Home Loan Mortgage Corporation ("FHLMC") and by the Federal National Mortgage Association ("FNMA").

  Prior to December 31, 1993, investment securities included U.S. Treasury and federal agency obligations, other debt securities and equity securities. Investments, other than equity securities, were carried at cost adjusted for the amortization of premium and accretion of discount. Investments in marketable equity securities were carried at the lower of aggregate cost or market value.

LOANS: Interest on undiscounted loans is recognized primarily utilizing the simple interest method based upon the principal amount outstanding. Interest on discounted loans is recognized utilizing the effective yield method.

  The net amount of loan origination and commitment fees and direct costs incurred to underwrite and issue the loan are deferred and amortized as an adjustment of the related loan's yield over the estimated life of the loan in a manner which approximates the interest method.

  When a loan is past due 90 days or more, or the ability of a borrower to repay principal or interest is in doubt, Bancorp discontinues the accrual of interest and reverses any unpaid accrued amounts. If there is doubt as to collectibility, cash interest payments are applied to reduce principal. A loan is not restored to accruing status until the borrower has brought the loan current and demonstrated the ability to make payments of principal and interest, and doubt as to the collectibility of the loan is not present. Bancorp may continue to accrue interest on loans past due 90 days or more which are well secured and in the process of collection.

  Restructured loans are loans with original terms which have been modified to below market rate terms as a result of a change in the borrower's financial condition. Interest income on restructured loans is accrued at the reduced rates.

  In May of 1993, the FASB issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("FAS 114"). Compliance with this statement is required for fiscal years beginning after December 15, 1994, and will require that impaired loans be measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Bancorp is accumulating the necessary data to determine when to adopt FAS 114; however, adoption of FAS 114 is not expected to have a material impact on Bancorp's financial position.

RESERVE FOR POSSIBLE LOAN LOSSES: The reserve for possible loan losses is the amount set aside to absorb future charge-offs of loans in the existing portfolio. The reserve is increased by a loan loss provision charged to expense. When a loan or portion thereof is considered uncollectible, it is charged against the reserve for possible loan losses. Recoveries of amounts previously charged off are credited to the reserve for possible loan losses when collected.


  The amount of the provision for possible loan losses is based on a periodic review of loans and management's judgments concerning a variety of factors including the risk characteristics of the portfolio, current economic conditions, past loss experience and the balance of the reserve for possible loan losses.

PREMISES AND EQUIPMENT: Premises, leasehold improvements and furniture and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed on the straight-line method over useful lives as follows:

Premises                                                     18 to 40 years
Leasehold improvements                                        5 to 20 years
Furniture and equipment                                       3 to 10 years

INTANGIBLE ASSETS: Other assets include goodwill and core deposit intangible, which are stated at cost less accumulated amortization. Amortization of goodwill is computed on the straight-line method over 10 years, while amortization of the core deposit intangible is computed on an accelerated method over 12 to 14 years.

INCOME TAXES: The Bank qualifies as a thrift institution for federal income tax purposes. Accordingly, the Bank has special tax provisions available such as the percentage of taxable income method for computing bad debt expense. Prior to December 31, 1991, Bancorp had filed a consolidated federal income tax return based upon a tax year ending October 31; however, in 1991, Bancorp changed its tax year end to December 31.

  In February of 1992, the FASB issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS 109"). FAS 109 requires a change from the deferred method of accounting for income taxes of Accounting Principles Board ("APB") Opinion 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method of FAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under FAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  Effective January 1, 1992, Bancorp adopted FAS 109 and has reported the cumulative effect of that change in the method of accounting for income taxes in the 1992 consolidated statement of income.

  Pursuant to the deferred method under APB Opinion 11, which was applied to 1991 and prior years, deferred income taxes are recognized for income and expense items that are reported in different years for financial reporting purposes and income tax purposes using the tax rate applicable for the year of the calculation. Under the deferred method, deferred taxes are not adjusted for subsequent changes in tax rates.

  Deferred tax assets are reported in other assets.

OTHER REAL ESTATE OWNED ("OREO"): Real estate acquired in satisfaction of a loan and in-substance foreclosures are reported in other assets. Properties acquired by foreclosure or deed in lieu of foreclosure, and properties classified as in-substance foreclosures, are transferred to OREO and recorded at the lower of cost or market, net of disposal costs, based on appraised value at the date actually or constructively received. If the fair value of the asset minus the estimated costs to sell the asset is subsequently less than the original amount recorded, the deficiency is recognized by use of a valuation allowance. If the fair value of the asset minus the estimated costs to sell the asset subsequently increases, the valuation allowance is reduced, but not below zero. Increases or decreases in the valuation allowance are charged or credited to income. At December 31, 1993 and 1992, OREO balances of $1,447,000 and $2,374,000, respectively, were net of valuation allowances of $365,000 and $0, respectively.

CASH AND CASH EQUIVALENTS: Bancorp has defined cash and cash equivalents as those amounts included in the balance sheet caption "Cash and due from banks." Included in cash and due from banks as of December 31, 1993 is approximately $4.9 million, which is subject to withdrawal restrictions and is on deposit with the Federal Reserve.

FAIR VALUES OF FINANCIAL INSTRUMENTS: In December of 1991, the FASB issued Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" ("FAS 107"). FAS 107 requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. FAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of Bancorp. The following methods and assumptions were used by Bancorp in estimating its fair value disclosures for financial instruments:

  CASH AND DUE FROM BANKS, FEDERAL FUNDS SOLD, CERTIFICATES OF DEPOSIT AND ACCRUED INTEREST RECEIVABLE: The carrying amounts reported in the balance sheet for cash and due from banks, federal funds sold, certificates of deposit and accrued interest receivable approximate the fair values of those assets.

  INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES: Fair values, or market values, for investment securities and mortgage-backed securities are based upon quoted market prices, where available. If quoted market prices are not available, fair values are based upon quoted market prices of comparable instruments, except in the case of stock of the Federal Home Loan Bank of Boston and stock of the Savings Bank Life Insurance Company of Massachusetts. The fair values of the stock of these two entities approximate book values.

  LOANS: Fair values for loans are estimated using discounted cash flow analyses, using interest rates currently being offered with similar terms to borrowers of similar credit quality except in the case where quoted market prices, adjusted for differences in loan characteristics, are available for similar loans sold in conjunction with securitization transactions.

  DEPOSITS: The fair values disclosed for noninterest-bearing deposits, regular savings accounts, money market accounts and NOW accounts are, by definition, equal to the book values of those deposits, which are payable on demand. The carrying amounts for variable-rate, fixed-term certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits. The fair values of deposits disclosed do not reflect the value of Bancorp's core deposit accounts, which management of Bancorp believes would be significant due to the low cost of its deposits and the stable nature of its customer relationships.

  ESCROW FUNDS: The carrying amount of escrow funds approximates fair value.

  COMMITMENTS: The fair values of the lending commitments reported in Note 14 are believed by management of Bancorp to be immaterial or have been reflected in the estimation of fair values of the related loans.

RECLASSIFICATIONS: Certain consolidated financial statement amounts previously recorded have been reclassified to conform to the 1993 presentation.

NOTE 2.  AGREEMENT AND PLAN OF MERGER

On August 26, 1993, Peoples Bancorp of Worcester, Inc. ("Peoples") and Shawmut National Corporation, a corporation organized and existing under the laws of the State of Delaware ("Shawmut"), entered into an Agreement and Plan of Merger (the "Agreement"), pursuant to which Peoples will merge (the "Merger") with and into Shawmut Service Corporation, a wholly owned subsidiary of Shawmut and a Delaware corporation ("SSC"). As a result of the Merger, each share of the $0.10 par value common stock of Peoples ("Peoples Common Stock") outstanding immediately prior to the effective time of the Merger (as described in the Agreement, the "Effective Time"), other than shares held directly or indirectly by Bancorp or Shawmut (other than in a fiduciary capacity in respect of debt previously contracted), will be converted into a number of shares (the "Exchange Ratio") of $0.01 par value common stock of Shawmut ("Shawmut Common Stock"), such number of shares of Shawmut Common Stock to be determined by dividing $52 by the "Average Closing Price" (as defined in the Agreement) of Shawmut Common Stock, provided, that (a) if the "Average Closing Price" is equal to or greater than $27.744, the Exchange Ratio shall be 1.874 (the "Minimum Exchange Ratio"); provided further, that Peoples may waive the Minimum Exchange Ratio, and (b) if the "Average Closing Price" is equal to or less than $20.506, the Exchange Ratio shall be 2.536 (the "Maximum Exchange Ratio"), provided further, that Shawmut may waive the Maximum Exchange Ratio.

  The Merger is intended to constitute a tax-free transaction under the Internal Revenue Code of 1986, as amended, and to be accounted for as a pooling of interests.

  Consummation of the Merger is subject to various conditions, including:
(i) receipt of the approval of the Agreement by the holders of at least a majority of the outstanding shares of Peoples Common Stock; (ii) receipt of the necessary approvals from the appropriate regulatory authorities; (iii) receipt of opinions of counsel to Shawmut and counsel to Peoples as to the tax-free nature of certain aspects of the Merger; (iv) receipt of a satisfactory opinion from Shawmut's independent certified public accountants to the effect that the Merger qualifies to be accounted for as a pooling of interests; (v) listing, subject to notice of issuance, with the New York Stock Exchange of the Shawmut Common Stock to be issued in the Merger; (vi) the "Average Closing Price" of Shawmut Common Stock shall be no less than $20.506, unless Shawmut consents to waive the Maximum Exchange Ratio; (vii) the "Average Closing Price" of Shawmut Common Stock shall be no greater than $27.744, unless Peoples consents to waive the Minimum Exchange Ratio; and (viii) satisfaction of certain other conditions customary in transactions of this nature.


  At December 31, 1993, Peoples had incurred $649,000 of merger-related expenses that were included in other assets pending the outcome of the Merger.

NOTE 3.  PREMISES AND EQUIPMENT

The composition of premises and equipment, net of accumulated depreciation and amortization of $8,847,000 and $8,424,000 at December 31, 1993 and 1992, respectively, was as follows:

 December 31,                                      1993               1992
 In Thousands

 Land                                           $ 2,421            $ 2,467

 Buildings                                        5,090              5,654
 Leasehold improvements                             607                808

 Furniture and equipment                          1,915              2,244

                                                $10,033            $11,173

  Depreciation and amortization expense was $1,322,000, $1,217,000 and $1,345,000 for the years ended December 31, 1993, 1992 and 1991, respectively. Included in occupancy expense for 1992 were write-downs of bank premises totaling $1,440,000, including $1,300,000 pertaining to land and buildings, which is still owned, but deemed by management to have been permanently impaired.

NOTE 4.  INVESTMENTS

The following is a summary of available-for-sale securities at December 31, 1993:

                                             Gross        Gross
                                        Unrealized   Unrealized     Market
 In Thousands                     Cost       Gains       Losses      Value

 U.S. Treasury and
  federal agency
  obligations                 $ 32,071      $   --         $219   $ 31,852
 Mortgage-backed
  securities                   259,556       5,009          631    263,934

      Total debt
        securities             291,627       5,009          850    295,786

 Marketable equity
  securities                     1,768         760           25      2,503
                              $293,395      $5,769         $875   $298,289


  The following is a summary of held-to-maturity securities at December 31, 1993:

                                             Gross        Gross
                                        Unrealized   Unrealized     Market
 In Thousands               Book Value       Gains       Losses      Value

 U.S. Treasury and
  federal agency
  obligations                  $70,011         $29         $112    $69,928

 Other debt securities             163          53           --        216
                               $70,174         $82         $112    $70,144

  Nonmarketable equity securities at December 31, 1993 consisted of $6,596,000 of stock of the Federal Home Loan Bank of Boston (the "FHLBB") and $2,231,000 of stock of the Savings Bank Life Insurance Company of Massachusetts.

  The book values and approximate market values of investment securities at December 31, 1992 are summarized as follows:

                                             Gross       Gross
                                  Book  Unrealized  Unrealized      Market
 In Thousands                    Value       Gains      Losses       Value

 U.S. Treasury and
  federal agency
  obligations                 $141,683      $   96         $32    $141,747
 Marketable equity
  securities                     1,791       1,045          46       2,790

 Other debt securities              24           1          --          25

 Stock of the Federal
  Home Loan Bank of
  Boston                         6,520          --          --       6,520

 Stock of the Savings
  Bank Life Insurance
  Company of
  Massachusetts                  2,231          --          --       2,231

                              $152,249      $1,142         $78    $153,313


  The maturity distribution of U.S. Treasury and federal agency obligations classified as available-for-sale securities at December 31, 1993 is summarized as follows:

 Dollars in
 Thousands                       Cost      Market Value    Percent of Cost

 4 to 5 years                 $11,024           $10,959            34.4%

 5 to 7 years                  21,047            20,893            65.6
                              $32,071           $31,852           100.0%

  The maturity distribution of U.S. Treasury and federal agency obligations and other debt securities classified as held-to-maturity securities at December 31, 1993 is summarized as follows:

 Dollars in                                                     Percent of
 Thousands                 Book Value      Market Value         Book Value

 Within 1 year                $39,830           $39,832            56.7%
 1 to 2 years                      24                24             0.1

 2 to 3 years                  30,181            30,096            43.0
 After 5 years                    139               192             0.2

                              $70,174           $70,144           100.0%

  The maturity distribution of U.S. Treasury and federal agency obligations and other debt securities at December 31, 1992 is summarized as follows:

 Dollars in                                                    Percent of
 Thousands                 Book Value      Market Value        Book Value
 Within 1 year               $141,683          $141,747            99.9%

 2 to 3 years                      24                25             0.1

                             $141,707          $141,772           100.0%


  Proceeds from the sales of investments and gross gains and losses realized on these sales were as follows:

 Years Ended
 December 31,                    1993              1992               1991
 In Thousands

 Proceeds from the
  sales of
  investments:

  U.S. Treasury
   and federal
   agency
   obligations
   and other debt
   securities                $  5,069           $    --            $20,320

  Marketable
   equity
   securities                   1,275                --                984
  Mortgage-backed
   securities                 137,586           182,161             25,299

                             $143,930          $182,161            $46,603

 Gross gains
  realized:
  U.S. Treasury
   and federal
   agency
   obligations
   and other debt
   securities                  $    8            $   --             $  412

  Marketable
   equity
   securities                     331                --                429
  Mortgage-backed
   securities                   3,124             5,436              1,081

                               $3,463            $5,436             $1,922

 Gross losses
  realized:
  Marketable
   equity
   securities                    $ 51              $ --               $ 42

  Mortgage-backed
   securities                     320               650                123
                                 $371              $650               $165



  The market value of mortgage-backed securities at December 31, 1992 was approximately $254,052,000. Gross unrealized gains and gross unrealized losses totaled $6,755,000 and $87,000, respectively, at December 31, 1992.

  As a member of the FHLBB, the Bank is required to invest in $100 par value stock of the FHLBB in an amount equal to 1% of its outstanding residential mortgage loans or 5% of its outstanding advances from the FHLBB, whichever is higher. As and when such stock is redeemed, the Bank will receive an amount equal to the par value of the stock.

NOTE 5.  NET LOANS

The composition of net loans was as follows:

December 31,                                     1993                                 1992
                                                        Percent                             Percent
                                     Book        Fair   of Book        Book           Fair  of Book
Dollars in Thousands                Value       Value     Value        Value         Value    Value

Mortgage loans:
  Fixed-rate conventional        $141,774    $147,290    30.7%       $134,242     $141,103     28.2%

  Adjustable-rate conventional    128,503     128,819    27.8         131,562      132,454     27.7

  VA and FHA                        5,912       6,134     1.3           8,461        8,603      1.8
  Commercial real estate           61,606      61,491    13.4          62,673       59,311     13.2

    Total mortgage loans          337,795     343,734    73.2         336,938      341,471     70.9
Commercial loans                   12,792      12,892     2.8          14,073       13,993      3.0

Consumer loans:

  Home equity loans                99,743     100,579    21.6         113,046      115,308     23.8
  Other consumer loans             11,188      11,137     2.4          11,416       11,490      2.3

    Total consumer loans          110,931     111,716    24.0         124,462      126,798     26.1
      Total loans                 461,518    $468,342   100.0%        475,473     $482,262    100.0%

Less:

  Unearned income                    (793)                             (1,399)

  Reserve for possible loan
    losses                         (5,567)                             (5,106)

Net loans                        $455,158                            $468,968

  At December 31, 1993, Bancorp was servicing mortgage loans for others of approximately $75,126,000
(approximately $77,998,000 at December 31, 1992).

NOTE 6.  DEPOSITS

A summary of deposit balances, by type, is as follows:

December 31,                                     1993                                 1992
                                                        Percent                             Percent
                                     Book        Fair   of Book             Book      Fair  of Book
Dollars in Thousands                Value       Value     Value            Value     Value    Value

Noninterest-bearing               $ 33,979   $ 33,979     4.4%          $ 31,292  $ 31,292      3.8%
Savings:

  Regular                          237,526    237,526    30.6            232,240   232,240     28.0

  Money market                     162,089    162,089    20.8            183,406   183,406     22.2
  NOW                               82,661     82,661    10.6             82,923    82,923     10.0

    Total savings                  482,276    482,276    62.0            498,569   498,569     60.2

Time:

  Money market certificates         91,205     91,238    11.7            103,455   103,508     12.5
  Brokered deposits                    100        119      --                297       328       --

  Other time deposits              169,823    170,601    21.9            195,553   196,786     23.5
    Total time                     261,128    261,958    33.6            299,305   300,622     36.0

Total deposits                    $777,383   $778,213   100.0%          $829,166  $830,483    100.0%

  The maturity and weighted-average interest rates on time deposits were as follows at December 31, 1993:
                                                           Weighted-
                                         Amount              average
                                   in Thousands        Interest Rate

Within 1 year                          $226,855                 3.39%
1 to 2 years                             19,439                 4.45
2 to 3 years                             12,289                 4.57
3 to 4 years                                743                 4.69
4 to 5 years                              1,802                 4.39
                                       $261,128                 3.53

  At December 31, 1993, Bancorp had approximately $25,203,000 of time deposits with balances equal to or in excess of $100,000.

NOTE 7.  INTANGIBLE ASSETS

A summary of intangible assets is as follows:

December 31,                               1993                 1992
In Thousands

Core deposit intangible                  $7,310               $7,310
Goodwill                                    100                  100
Accumulated amortization                 (5,104)              (4,492)
                                         $2,306               $2,918

  Amortization expense was $612,000, $713,000 and $913,000 for the years ended December 31, 1993, 1992 and 1991, respectively.

NOTE 8.  ADVANCES FROM THE FEDERAL HOME LOAN BANK OF BOSTON

Advances from the FHLBB are secured by unencumbered securities, mortgages and other loans defined as eligible by the Federal Home Loan Bank Act and Regulations. The Bank also has a $10,285,000 line of credit with the FHLBB; however, during 1993 and 1992, there were no material borrowings from the FHLBB.

  The Bank is authorized to borrow up to 30% of its total assets, but not more than 20 times its capital stock holdings in the FHLBB, from the FHLBB, for any sound business purpose for which the Bank has legal authority.

NOTE 9.  STOCKHOLDERS' EQUITY

Retained earnings of the Bank include approximately $12,713,000, which is classified for federal income tax purposes as a reserve for possible loan losses. If any portion thereof is used for purposes other than to absorb the losses for which established, an amount up to approximately one and one-half times the amount actually used must be included in gross income for federal income tax purposes in the year in which it is used. As the Bank does not intend to use the reserve for purposes other than to absorb loan losses, deferred income taxes have been provided only on $1,197,000 of such amount. Upon the Merger of Peoples Savings Bank into Shawmut Bank, National Association, an indirect wholly owned subsidiary of Shawmut, Peoples Savings Bank would lose its status as a savings bank and income taxes not provided on the $12,713,000 tax reserve for possible loan losses would become payable.

  In accordance with Massachusetts law, when the Bank converted to stock form in 1986, a liquidation account was established for the benefit of eligible account holders who continued to maintain their accounts in the Bank after the conversion. In the event of a complete liquidation, each eligible account holder would be entitled to receive a distribution in an amount equal to the current adjusted liquidation account balances to the extent that funds are available. At December 31, 1993, the balance of the liquidation account was approximately $3,992,000.

  Federal and state banking regulations place certain restrictions on dividends paid by the Bank to Bancorp. The total amount of dividends that may be paid at any date is generally limited to the undivided profits of the Bank, which were approximately $41 million at December 31, 1993.

  At December 31, 1993, the capital ratios of both Bancorp and the Bank significantly exceeded minimum applicable regulatory requirements.

NOTE 10.  STOCK OPTION PLAN

Bancorp has a Stock Option Plan (the "Plan"), under which 330,000 shares were reserved for issuance to directors and key employees at a price equal to the fair market value at the date of grant. The options expire on the tenth anniversary of the date of grant unless terminated earlier pursuant to the provisions of the Plan. If, at any time before the fifth anniversary of the date of grant, the optionee has been employed by the Bank for five or more years, all of the optioned shares are exercisable. Other optionees are subject to the vesting provisions of the Plan ranging from 40% vesting on the second anniversary of the date of grant to 100% vesting on the fifth anniversary of such date. The options may be designated as incentive stock options or nonqualified stock options. Plan activity is summarized as follows:

Years ended December 31,             1993                     1992

                                        Weighted-               Weighted-
                                          average                 average
                              Number of    Option    Number of     Option
                                 Shares     Price       Shares      Price


Outstanding at beginning
  of year                       164,567    $13.76      217,693     $13.56
  Exercised                     (51,466)    13.26      (51,275)     12.94
  Cancelled                          --        --       (1,851)     12.61
Outstanding at end of year      113,101     13.97      164,567      13.76
Options available for future
  grant                          23,387                 23,387

NOTE 11.  EMPLOYEE BENEFITS

The Bank provides pension benefits for its employees through membership in the Savings Banks Employees Retirement Association (the "Association").

  The benefits provided at age 65 to any participant are based on the average of the highest three consecutive years of cash compensation in the last 10 years at the Bank for such participant. The Bank's funding policy is to contribute annually the amount recommended by the Association's actuary to keep the plan funded. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future.


  The following table sets forth the plan's funded status and amounts recognized in Bancorp's consolidated balance sheet as of the plan's year end:

October 31,                                      1993           1992
In Thousands

Actuarial present values of benefit
  obligations:
   Accumulated vested obligations            $  7,443        $ 6,753
   Accumulated nonvested obligations               40             74
     Total                                   $  7,483        $ 6,827
   Projected benefit obligation for
     service rendered to date                $(11,052)       $(9,765)
Plan assets at fair value                      10,419          9,249
Projected benefit obligation in excess
   of plan assets                                (633)          (516)
Unrecognized net (gain) loss from past
   experience different from that
   assumed and effects of changes in
   assumptions                                   (583)           155
Unrecognized net obligation at
   November 1, 1986 being recognized
   over 23 years                                   46             49
Accrued pension cost included in
   other liabilities                         $ (1,170)       $  (312)

  Net pension expense included the following components:

Years Ended December 31,                1993         1992       1991
In Thousands

Service cost benefits
   earned during the period           $  813        $ 782     $  608
Interest cost on projected
   benefit obligation                    684          604        603
Actual return on plan assets          (1,332)        (680)    (1,385)
Amortization of net losses               690          183        897
Net amortization and deferral              3            3          3
Net periodic pension cost             $  858        $ 892     $  726

  The weighted-average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation at October 31, 1993, were 7.00% and 6.00%, respectively (7.00% and 6.00%, respectively at October 31, 1992). The expected long-term rates of return on assets for the plan years ended October 31, 1993, 1992 and 1991, were 7.00%, 6.75% and 7.75%, respectively.
Plan assets are invested primarily in U.S. Treasury and federal agency obligations and marketable equity securities.

  Bancorp also provides for certain supplemental retirement benefits. Supplemental pension expense was $94,000, $162,000 and $1,216,000 for the years ended December 31, 1993, 1992 and 1991, respectively. The 1991 amount included $626,000 as a result of the early adoption of Statement of Financial Accounting Standards No. 106 ("FAS 106"), which affects accounting for deferred compensation contracts. In January of 1992, this supplemental retirement benefit was fixed at $2,977,700 with interest on the unpaid benefit accruing interest at 1/2% below the prime rate. After paying out $1,500,000 in December of 1992, Bancorp has cumulatively accrued $1,769,000 for supplemental retirement benefits at December 31, 1993, which equals the accumulated vested obligation at that date.


NOTE 12.  EXTRAORDINARY ITEM

Prior to December 31, 1991, the Bank issued and sold life insurance and annuities through its Savings Bank Life Insurance Department ("SBLI") under the regulation and supervision of the Trustees of the Massachusetts General Insurance Guaranty Fund and the Massachusetts Commissioner of Insurance.
As required under Massachusetts law, the assets, reserves and earnings of this department were held solely for policyholders and were segregated from all other assets and liabilities of the Bank. Accordingly, the financial results of this department are not reflected in the accompanying financial statements.

  On December 31, 1991, the SBLI departments of participating banks were reorganized into one newly formed company, The Savings Bank Life Insurance Company of Massachusetts, through the issuance of stock. The surplus funds of the SBLI departments were distributed to policyholders and participating banks, with the latter receiving distributions in the form of stock of the newly formed company. As a result of this reorganization, Bancorp received stock in the new company valued at $2,231,000 and recorded deferred income tax expense of $944,000.

NOTE 13.  INCOME TAXES

As discussed in Note 1, Bancorp adopted FAS 109 as of January 1, 1992. The cumulative effect of this change in accounting for income taxes of $1,544,000 was determined as of January 1, 1992 and is reported separately in the consolidated statement of income for the year ended December 31, 1992. Prior years' financial statements have not been restated to apply the provisions of FAS 109.

  Total income tax expense for the years ended December 31, 1993 and 1992 was allocated as follows:

Years Ended December 31,                         1993           1992
In Thousands

Income from continuing operations              $7,961         $7,054
Stockholders' equity, for compensation
   expense for tax purposes in excess
   of amounts recognized for financial
   reporting purposes                            (199)          (126)
Stockholders' equity for tax effect of
   net unrealized gains on held-for-sale
   investments                                  2,112             --
                                               $9,874         $6,928

  Income tax expense attributable to income from continuing operations consisted of the following:

Years Ended December 31,                1993         1992       1991
In Thousands

Current tax expense:
   Federal                            $6,928       $5,175     $4,121
   State                               2,804        2,223      1,774
                                       9,732        7,398      5,895
Deferred tax benefit:
   Federal                            (1,270)        (242)      (845)
   State                                (501)        (102)      (337)
                                      (1,771)        (344)    (1,182)
                                      $7,961       $7,054     $4,713


  A reconciliation of Bancorp's tax provision to the U.S. federal income tax rate (35% in 1993, 34% in 1992 and 1991) is shown below:

Years Ended December 31,                1993         1992       1991
In Thousands

Expected income tax expense           $6,562       $5,625     $3,622
State income taxes, net of
   federal income tax benefit          1,497        1,400        948
Effect of percentage of income
   method for bad debt deduction          --           --         83
Adjustments to deferred tax assets
   and liabilities for enacted
   changes in tax laws and rates         (40)          --         --
Other, net                               (58)          29         60
Income tax expense attributable
   to income from continuing
   operations                         $7,961       $7,054     $4,713

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

December 31,                                     1993           1992
In Thousands

Deferred tax assets:
   Reserve for possible loan losses           $ 1,886        $ 2,159
   Accrued expenses for financial
    reporting purposes not yet
    deductible                                  1,614          1,028
   Write-downs of bank premises for
    financial reporting purposes                  561            609
   Excess depreciation for financial
    reporting purposes                             98             82
   Excess amortization of intangibles
    for financial reporting purposes              965             --
   OREO reserves for financial reporting
    purposes                                      158             --
   Excess taxable gain on mortgage loans
    sold                                          140             80
   Other                                           33             21
      Total deferred tax assets                 5,455          3,979
Deferred tax liabilities:
   Net unrealized gains on available-
    for-sale securities                        (2,112)            --
   Investment in SBLI stock                      (963)          (944)
   Partnership investments, principally
    due to excess taxable deductions             (437)          (451)
   Cumulative bond accretion for financial
    reporting purposes                           (136)          (322)
   Tax treatment of nonrefundable loan
    fees and costs                                (49)          (136)
   Accrued interest receivable for financial
    reporting purposes not yet taxable            (81)          (102)
   Other                                          (26)           (32)
      Total deferred tax liabilities           (3,804)        (1,987)
      Net deferred tax asset                  $ 1,651        $ 1,992

  For the year ended December 31, 1991, the deferred tax benefit results from timing differences in the recognition of income and expense for financial reporting and income tax accounting. The sources of the differences and the related tax effects attributable to income from continuing operations for the year ended December 31, 1991 were as follows:

In Thousands

Provision for possible loan losses                           $    26
Accrual basis adjustment                                      (1,132)
Accretion of bond discount                                      (111)
Depreciation                                                     (93)
Partnership income and losses                                    127
Other                                                              1
                                                             $(1,182)

NOTE 14.  COMMITMENTS AND CONTINGENCIES

Bancorp leases certain property and equipment under operating leases that expire at various times over the next 10 years. Payments for property taxes, insurance and other costs under certain lease arrangements are considered basic rentals.

  At December 31, 1993, minimum annual rental commitments for property under noncancellable leases with an initial term greater than one year were as follows:

In Thousands

1994                                                          $  556
1995                                                             484
1996                                                             300
1997                                                             269
1998                                                             244
1999 to 2003                                                     581
                                                              $2,434

  The above rental commitments do not include any provision for Bancorp's main office lease, which expired in 1993 and is currently being renegotiated. Rental expense for this lease in 1993 was $474,000.

  Rent expense was $1,096,000, $1,003,000 and $1,260,000 for the years ended December 31, 1993, 1992 and 1991, respectively.

  At December 31, 1993, Bancorp had approximately $120,000 outstanding in standby letters of credit. In addition, Bancorp had approximately $81.2 million of unused equity lines of credit in connection with home equity lines and an additional $5.7 million of unused commercial lines of credit and unadvanced funds on construction loans. Bancorp also had commitments to fund approximately $4.6 million of new residential mortgages.

NOTE 15.  SUMMARY OF RESERVE FOR POSSIBLE LOAN LOSSES

An analysis of the reserve for possible loan losses is as follows:

Years Ended December 31,                1993         1992       1991
In Thousands

Balance, beginning of year            $5,106       $4,483     $4,899
Provision for possible loan
   losses                              1,000        2,100      1,920
Recoveries of amounts previously
   written off                           291          389        113
Amounts written off as
   uncollectible                        (830)      (1,866)    (2,449)
Balance, end of year                  $5,567       $5,106     $4,483

NOTE 16.  EARNINGS PER SHARE

Primary and fully diluted earnings per share were computed by dividing net income by the weighted-average number of shares of common stock outstanding and dilutive stock options outstanding for each period.

NOTE 17.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

Unaudited quarterly financial information for each quarter during 1993 and 1992 is presented below:

Three Months Ended               Dec. 31, Sept. 30,   June 30,  March 31,
In Thousands, Except Per
Share Data

1993:
Interest income                   $14,435   $14,732    $15,164    $15,323
Interest expense                    4,903     5,435      5,830      6,254
Net interest income                 9,532     9,297      9,334      9,069
Provision for possible loan
 losses                               250       250        250        250
Noninterest income:
 Net gains on sales of
   securities                          73     1,309      1,048        662
 Net gains from sales of loans         48       198        193        146
 Other                                802       869        858        826
   Total noninterest income           923     2,376      2,099      1,634
Noninterest expense                 6,425     6,176      6,055      5,860
Income before income taxes          3,780     5,247      5,128      4,593
Income taxes                        1,580     2,305      2,159      1,917
Net income                        $ 2,200   $ 2,942    $ 2,969    $ 2,676
Earnings per share:
 Net income                         $0.65     $0.87      $0.88      $0.79


Three Months Ended               Dec. 31, Sept. 30,   June 30,  March 31,
In Thousands, Except Per
Share Data

1992:
Interest income                   $16,094   $17,067    $17,737    $18,403
Interest expense                    6,804     7,555      8,684      9,660
Net interest income                 9,290     9,512      9,053      8,743
Provision for possible
 loan losses                          500       500        500        600
Noninterest income:
 Net gains on sales of
   securities                         668     1,391         --      2,727
 Net gains from sales
   of loans                             5        95        128         43
 Other                                823       873        938        854
   Total noninterest
     income                         1,496     2,359      1,066      3,624
Noninterest expense(1)              6,408     6,012      6,490      7,589
Income before income taxes          3,878     5,359      3,129      4,178
Income taxes                        1,740     2,259      1,325      1,730
Net income before cumulative
 effect of change in
 accounting principle               2,138     3,100      1,804      2,448
Cumulative effect of change in
 accounting principle                  --        --         --      1,544
Net income                        $ 2,138   $ 3,100    $ 1,804    $ 3,992
Earnings per share:
 Net income before cumulative
   effect of change in
   accounting principle             $0.64     $0.96      $0.64      $0.88
  Net income                        $0.64     $0.96      $0.64      $1.43

(1) Quarter ended March 31, 1992 includes $1,300,000 write-down to bank premises.

NOTE 18.  PARENT COMPANY FINANCIAL INFORMATION

The following are the financial statements for Peoples Bancorp of Worcester, Inc. (the Parent Company only):

CONDENSED BALANCE SHEETS

December 31,                                            1993         1992
In Thousands

Assets
   Cash                                             $      4      $     9
   Certificates of deposit                             1,557        1,713
   Investment securities                              15,519       14,048
   Investment in subsidiary, at equity                90,173       81,306
   Other assets                                          175          220
     Total assets                                   $107,428      $97,296

Liabilities and Stockholders' Equity
   Liabilities                                      $  1,132      $ 1,040
   Total stockholders' equity                        106,296       96,256
     Total liabilities and stockholders'
       equity                                       $107,428      $97,296

STATEMENTS OF INCOME

Years Ended December 31,                       1993        1992      1991
In Thousands

Operating income:
   Interest income                          $   558     $   299    $   22
   Dividends from subsidiary bank             4,400       4,000     3,990
     Total operating income                   4,958       4,299     4,012
Operating expense                                77          92        78
Income before income taxes and equity
   in undistributed net income of
   subsidiary                                 4,881       4,207     3,934
Income taxes (benefit)                          179          80       (10)
Equity in undistributed net income
   of subsidiary                              6,085       6,907     3,283
Net income                                  $10,787     $11,034    $7,227


STATEMENTS OF CASH FLOWS

Years Ended December 31,                       1993        1992      1991
In Thousands

Increase (decrease) in cash and cash
   equivalents:

Cash flows from operating activities:
   Interest and dividends received          $ 5,094     $ 4,129    $4,012
   Income taxes paid, net                        47          71       (10)
   Cash paid to suppliers                       (59)        (67)      (38)
     Net cash provided by operating
        activities                            5,082       4,133     3,964

Cash flows from investing activities:
   Purchases of investment securities       (41,129)    (22,564)   (4,138)
   Proceeds from maturities of invest-
     ment securities                         39,720       8,894     2,000
     Net cash used by investing
        activities                           (1,409)    (13,670)   (2,138)

Cash flows from financing activities:
   Cash dividends paid                       (4,361)     (3,648)   (3,305)
   Proceeds from stock issuance                  --      12,524        --
   Stock options exercised                      683         664       718
     Net cash provided (used) by
        financing activities                 (3,678)      9,540    (2,587)

Net increase (decrease) in cash and
   cash equivalents                              (5)          3      (761)
Cash and cash equivalents at
   beginning of year                              9           6       767
Cash and cash equivalents at
   end of year                              $     4     $     9    $    6

Reconciliation of net income to net
   cash provided by operating activities:
Net income                                  $10,787     $11,034    $7,227
Adjustments to reconcile net income
   to net cash provided by operating
   activities:
   Equity in undistributed net
     income of subsidiary                    (6,085)     (6,907)   (3,283)
   Other                                        380           6        20
     Total adjustments                       (5,705)     (6,901)   (3,263)
Net cash provided by operating
   activities                               $ 5,082     $ 4,133    $3,964